AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF RIGHTS AND PREFERENCES OF THE

SERIES B PREFERRED STOCK

OF

VIRTUALSCOPICS, INC.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

VirtualScopics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is VirtualScopics, Inc. For purposes hereof, references to the Corporation shall include any successor.

2. The Corporation originally adopted the Certificate of Designation of Rights and Preferences of the Series B Preferred Stock of VirtualScopics, Inc., by resolution of the Board of Directors filed September 12, 2007.

3. The Corporation hereby amends and restates the Certificate of Designation of Rights and Preferences of the Series B Preferred Stock of VirtualScopics, Inc. (the “Certificate of Designation”) in its entirety as follows:

RESOLVED, that Six Thousand (6,000) of the Fourteen Million Nine Hundred Ninety-One Thousand Six Hundred (14,991,600) authorized but undesignated shares of preferred stock of the Corporation, $0.001 par value per share, shall be designated Series B Convertible Preferred Stock, $0.001 par value per share, and shall possess the rights and preferences set forth below:

Section 1. Certain Definitions. Capitalized terms used and not otherwise defined herein that are defined in that certain Securities Purchase Agreement, dated September 12, 2007, pursuant to which the Preferred Stock was originally issued (the “Securities Purchase Agreement” or the “Purchase Agreement”), shall have the meanings given such terms in the Securities Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

“1934 Act” shall have the meaning ascribed to it in the Securities Purchase Agreement.

“Adjustment Exceptions” shall have the meaning set forth in Section 10(a) below.

“Approved Stock Plan” shall have the meaning ascribed to it in the Securities Purchase Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York, New York are authorized or required by law or executive order to remain closed.

“Buyer(s)” shall have the meaning ascribed to it in the Securities Purchase Agreement.

“Closing Bid Price,” as of any date, means the last bid price of the Common Stock on the Principal Market as reported by Bloomberg or, if the Principal Market is not the principal trading market for such security, the last bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, Inc., or if no last bid price of such security is available on the Principal Market for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date in the manner provided above, the Closing Bid Price shall be the fair market value as mutually determined by the Corporation and the Required Holders.

“Common Stock Equivalents” shall have the meaning ascribed to it in the Securities Purchase Agreement.

“Conversion Amount” shall have the meaning set forth in Section 7(a)(iv) below.

“Conversion Date” shall have the meaning set forth in Section 7(d)(ii) below.

“Conversion Price” shall have the meaning set forth in Section 7(b) below.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

“Conversion Shares” shall have the meaning set forth in Section 7(d)(iii) below.

“Conversion Shares Delivery Deadline” shall have the meaning set forth in Section 7(d)(iii) below.

“Dividend” shall have the meaning set forth in Section 4(a) below.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) below.

“Dividend Shares” shall mean shares of Common Stock used to pay Dividends as allowed under this Certificate of Designation.

2

“Effective Date” shall mean the date that the initial Registration Statement that the Corporation is required to file pursuant to the Registration Rights Agreement has been declared effective by the Securities and Exchange Commission.

“Eligible Market” shall have the meaning ascribed to it in the Securities Purchase Agreement by and between the Corporation and the Holder.

“Equity Payment Conditions” shall mean, during each Trading Day of the period in question, (i) the Corporation shall have duly honored all Conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion, if any, (ii) (omitted); (iii) no (A) Events of Default or (B) event that with the passage of time or giving of notice would constitute an Event of Default, have occurred that have not been cured, (iv) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell Conversion Shares and Warrant Shares (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or such shares may be resold, without restriction, pursuant to Rule 144(k)), (v) the Common Stock is trading on an Eligible Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on an Eligible Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Principal Market will continue uninterrupted for the foreseeable future), (vi) such issuance would be permitted in full without violating the rules or regulations of the Eligible Market on which such shares are listed or quoted, (vii) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents, (viii) (omitted), and (ix) the average daily trading dollar volume of the Common Stock for each three (3) consecutive Trading Day period during such period exceeds $30,000.

“Exempt Issuance” means the grant or issuance of (a) any Common Stock or Common Stock Equivalents issued or issuable in connection with any Approved Stock Plan, (b) securities upon the exercise, exchange of, conversion or redemption of, or payment of interest or liquidated or similar damages on, any Securities issued hereunder, or to a Placement Agent in connection with the Offering, (c) other securities exercisable, exchangeable for, convertible into, or redeemable for shares of Common Stock issued and outstanding on the Original Issue Date, provided that such securities have not been amended since the Original Issue Date to directly or indirectly effectively increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, and (d) any Common Stock issued or issuable in connection with any acquisition by the Company, whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital.

“Holders” shall mean the Holder, and the holders of Other Preferred Stock issued pursuant to the Securities Purchase Agreement.

“Issuable Shares” shall have the meaning set forth in Section 7(a)(iii) below.

“Junior Securities” shall have the meaning set forth in Section 3 below.

3

“Market Price,” as of any date, means the Volume Weighted Average Price (as defined herein) of the Common Stock during the five (5) consecutive Trading Day period immediately preceding the date in question.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Date” shall mean the date of the first issuance of any Series B Preferred Stock regardless of the number of transfers of any particular share of Series B Preferred Stock.

“Other Preferred Stock” shall mean Preferred Stock issued pursuant to the Certificate of Designation to holders other than a given Holder.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a Corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Preferred Stock” or “Series B Preferred Stock” shall mean the Corporation’s Series B Convertible Preferred Stock, $0.001 par value per share.

“Principal Market” shall have the meaning ascribed to it in the Securities Purchase Agreement by and between the Corporation and the Holder.

“Redemption” shall mean any redemption of any Preferred Stock hereunder.

“Registration Rights Agreement” shall have the meaning ascribed to it in the Securities Purchase Agreement.

“Registration Statement(s)” shall have the meaning ascribed to it in the Registration Rights Agreement.

“Required Holders” shall mean Holders holding at least two-thirds (2/3) of the then outstanding shares of Preferred Stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Purchase Agreement” shall have the meaning set forth in the initial paragraph of this Section 1 above.

“Series C-1 Preferred Stock” shall mean the Corporation’s Series C-1 Convertible Preferred Stock, $0.001 par value per share.

“Series C-2 Preferred Stock” shall mean the Corporation’s Series C-2 Convertible Preferred Stock, $0.001 par value per share.

4

“Series C Certificate of Designation” shall mean the Corporation’s Certificate of Designations of Rights and Preferences of the Series C-1 Preferred Stock and the Series C-2 Preferred Stock of the Company filed April 3, 2012, as amended.

“Shares” shall mean the shares of Common Stock issuable upon Conversion of the Preferred Stock.

“Subsidiaries” shall have the meaning ascribed to it in the Securities Purchase Agreement.

“Trading Day” shall mean any day on which the Common Stock is traded for any period on the Principal Market, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

“Transaction Documents” shall have the meaning ascribed to it in the Securities Purchase Agreement.

The “Volume Weighted Average Price” or “VWAP” for any security as of any date means (a) the volume weighted average sale price on the Principal Market, as reported by, or as calculated based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Preferred Stock and the Corporation (“Bloomberg”) or, (b) if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, (c) if no last closing trade price is reported for such security by Bloomberg, the average of the closing trade prices of any market makers for such security that are listed in the “pink sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), or if not available, the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by the Corporation’s Board of Directors in good faith. If the Volume Weighted Average Price is to be determined over a period of more than one Trading Day, then “Volume Weighted Average Price” for the period shall mean the volume weighted average of the daily Volume Weighted Average Prices, determined as set forth above, for all Business Days during the period.

“Warrant” shall have the meaning ascribed to it in the Securities Purchase Agreement.

“Warrant Shares” shall mean the shares of Common Stock into which the Warrants are convertible, as further described in the Warrants.

Section 2. Designation and Amount. Six Thousand (6,000) shares of the Corporation’s authorized but undesignated preferred stock shall be designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), par value $0.001 per share. The Series B Preferred Stock shall have a stated value of one thousand dollars ($1,000) per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Original Series B Issue Price” or the “Stated Value.

5

Section 3. Rank. The Series B Preferred Stock shall rank: (i) pari passu to the Corporation’s Series A Convertible Preferred Stock(“Parity Securities”), (ii) prior and senior to all of the Corporation's Common Stock, $.001 par value per share (“Common Stock”); and (iii) prior and senior to any other class or series of capital stock, including but not limited to any preferred stock, of the Corporation hereafter created (collectively, with the Common Stock, “Junior Securities”); and (iv) as applicable, junior to or on parity with such preferred stock of the Corporation (upon an issuance of such securities pursuant to the affirmative vote of the Required Holders as permitted under the terms of Section 19 hereof) the terms of which expressly provide that such preferred stock will rank senior to or on parity with the Series B Preferred Stock (“Senior Securities”) in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The Series C-1 Preferred Stock and Series C-2 Preferred Stock shall be Senior Securities and shall rank senior to the Series B Preferred Stock.

Section 4. Dividends.

(a) Dividends in Cash or in Kind. Holders shall be entitled to receive and the Corporation shall pay, cumulative dividends (“Dividends”) at the rate per share (as a percentage of the Stated Value per share) of eight percent (8%) per annum (the “Dividend Rate”) payable (i) quarterly, in arrears, on the first Business Day of each calendar quarter after the date hereof, (A) in cash, provided that full dividends in cash, are first paid, or concurrently paid, to the holders of Series C-1 Preferred Stock and the holders of Series C-2 Preferred Stock pursuant to the Series C Certificate of Designation for such quarter of such calendar year or (B) in shares of Common Stock, or a combination thereof and cash, provided that (1) full dividends in shares of Common Stock, or a combination thereof and cash, are first paid, or concurrently paid, to the holders of Series C-1 Preferred Stock and the holders of Series C-2 Preferred Stock pursuant to the Series C Certificate of Designation for such quarter of such calendar year (2) the Dividends paid to the holders of Series B Preferred Stock in shares of Common Stock, or a combination thereof and cash, are in the same relative proportion, and the shares issued as the payment of Dividends are valued at the same price per share, as the dividends paid in shares of Common Stock, or a combination thereof and cash, to the holders of Series C-1 Preferred Stock and the holders of Series C-2 Preferred Stock for such quarter (for example, if full dividends are paid to the holders of Series C-1 Preferred Stock and Series C-2 Preferred Stock for such quarter of such calendar year in the form of 25% in cash and 75% in shares, then the holders of Series B Preferred Stock would be entitled to be paid their respective Dividends for such period in the form of 25% in cash and 75% in shares) and (3) the Corporation and the Required Holders shall have agreed in writing to such payment of Dividends in full or in part in shares of Common Stock in such quarter; provided further, however, that except as otherwise provided herein, if at any time the Corporation pays Dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders and holders of other Parity Securities entitled to share in such dividends on a pari passu basis, based upon the number of shares of Common Stock into which the Series B Preferred Stock and such Parity Securities held by each such Holder and holder of such Parity Securities are then convertible, on such Dividend Payment Date (the dividends on the Series C-1 Preferred Stock and Series C-2 Preferred Stock referred to in clause (A) or (B) “Annual Series C Cash Dividends”), and (ii) if the holders of Series C-1 Preferred Stock and the holders of Series C-2 Preferred Stock have not so received payment of their full Annual Series C Cash Dividends for such quarter, such Dividends shall accrue on the Series B Preferred Stock and be payable on the earlier to occur of (x) each Conversion Date (as defined in Section 7(d)(ii)) (as to that Stated Value then being converted), and (y) the liquidation of the Corporation (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (each, a “Dividend Payment Date”).

6

The form of Dividend payments to each Holder shall be made by the Corporation, in cash, unless otherwise expressly provided herein. Shares issued as the payment of Dividends pursuant to the provisions of the previous paragraph shall be valued solely for such purpose at the average of the Volume Weighted Average Prices for the twenty (20) Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date; provided, however, in no event shall shares of Common Stock be issued as the payment of Dividends at price per share of less than $1.2043 (with such price subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Corporation relating to the Corporation’s securities, combinations, recapitalization reclassifications, extraordinary distributions and similar events).

(b) Omitted.

(c) Certain Rights and Remedies Regarding Dividends. The Holders shall have the same rights and remedies with respect to the delivery of any shares delivered in the payment of Dividends as if such shares were being issued pursuant to Section 7. The Corporation shall promptly notify the Holders at any time the Corporation shall become able or unable, as the case may be, to legally pay cash dividends. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

All payments due hereunder (to the extent not converted into Common Stock, in accordance with the terms hereof) shall be made in lawful money of the United States of America All payments shall be made at such address as the Holder shall hereafter give to the Corporation by written notice made in accordance with the provisions of this Certificate of Designation. Whenever any amount expressed to be due by the terms of this Certificate of Designation is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day.

7

(d) Capital of the Corporation; No Special Reserves. The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the Delaware General Corporation Law) in respect of the Preferred Stock and any future issuances of the Corporation’s capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation’s capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the Delaware General Corporation Law without the prior written consent of the Required Holders.

Section 5. Voting Rights. Except as otherwise required by law, the Holder shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock and shall have such number of votes equal to (a) the Stated Value of such shares divided by (b) $1.23 (with such price in subsection (b) subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Corporation relating to the Corporation's securities, combinations, recapitalization, reclassifications, extraordinary distributions and similar events) at the record date for the determination of holders of Common stock entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law or provided in or permitted by Section 19, in the Certificate of Designations, Powers, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock, as amended from time to time, and in the Certificate of Designation of Rights and Preferences of the Series C-1 Preferred Stock and the Series C-2 Preferred Stock, as amended from time to time, the holders of shares of Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series B Preferred Stock, Series A Convertible Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes. Except as otherwise provided herein, in the event that the holders of the Series B Preferred Stock are required or permitted to vote as a class, the approval (by vote or written consent) of holders of not less than a majority of the outstanding shares of Series B Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series B Preferred Stock, such matter shall bind all holders of Series B Preferred Stock.

Section 6. Liquidation Preference. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share plus any accrued and unpaid Dividends thereon, immediately after any distributions required by the Corporation’s Certificate of Incorporation, or any certificate(s) of designation in respect of the Series C-1 Preferred Stock and Series C-2 Preferred Stock and any other securities of the Corporation having priority over the Series B Preferred Stock and before any distribution or payment shall be made to the holders of any Junior Securities. If, upon such a Liquidation, the assets of the Corporation available for distribution to the Holders, and the holders of any Parity Securities with respect to distribution on a Liquidation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders and the holders of Parity Securities shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full, pari passu with the Parity Securities based upon the liquidation preferences of each such series.

8

The consolidation or merger of the Corporation with or into another entity, or the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation, of all or substantially all of its assets to another Person or group of Persons, or a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock shall not be deemed to be a Liquidation within the meaning of this Section 6.

Section 7. Conversion.

(a) Conversion Right.

(i) Conversion Timing and Amount. Subject to the limitations on Conversion contained herein, the record Holder of the Preferred Stock shall have the right (a “Conversion Right”) from time to time, and at any time on or after the Original Issue Date hereof, to convert any or all of the Preferred Stock, into fully paid and non-assessable shares of Common Stock, or any shares of capital stock or other securities of the Corporation into which such Common Stock shall hereafter be changed or reclassified, at the Conversion Price (as defined in Section 7(b) below, subject to adjustment as provided herein) determined as provided herein (a “Conversion”). The Conversion Rights set forth in this Section 7 shall remain in full force and effect immediately from the Original Issue Date until the Preferred Stock is paid in full.

(ii) Calculation of Conversion Amount. The number of shares of Common Stock to be issued upon each Conversion of Preferred Stock shall be determined by dividing the Conversion Amount (as defined herein) by the applicable Conversion Price. The term “Conversion Amount” means, with respect to any Conversion of the Preferred Stock, the aggregate Stated Value of the Preferred Stock to be converted in such Conversion.

(b) Conversion Price. The “Conversion Price” shall initially equal $1.2043 (the “Initial Conversion Price”) (subject to resets and adjustments pursuant to the terms of the Certificate of Designation and subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Corporation relating to the Corporation's securities, combinations, recapitalization, reclassifications, extraordinary distributions and similar events).

(c) Reservation of Shares.

(i) Increase and Maintenance of Authorized and Reserved Amount. The Corporation covenants that it will initially reserve (the “Initial Share Reservation”) from its authorized and unissued Common Stock a number of shares of Common Stock equal to at least 150% of the initial aggregate Stated Value of the Preferred Stock, divided by the Conversion Price in effect on the Original Issue Date of the Preferred Stock, to provide for the issuance of Common Stock upon the Conversion of the Preferred Stock (the “Initial Required Preferred Stock Reserve Amount”). Corporation further covenants that, beginning on the Original Issue Date hereof, and continuing until all of the Preferred Stock has been converted, redeemed or otherwise satisfied in accordance with their terms, the Corporation will reserve from its authorized and unissued Common Stock a sufficient number of shares (the “Required Preferred Stock Reserve Amount”), equal to 150% of the number of shares as shall from time to time be necessary to provide for the issuance of Common Stock upon the full Conversion of all of the Preferred Stock (without regard to any limitations on conversions) and full exercise of all of the Warrants (without regard to any limitations on exercises) (together with the Required Preferred Stock Reserve Amount, collectively referred to as the “Required Reserve Amount”). In addition, if the Corporation shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Preferred Stock shall be convertible at the then applicable Conversion Price, or if the Conversion Price shall be adjusted, the Corporation shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for Conversion of the outstanding portion of the Preferred Stock.

9

(ii) Insufficient Authorized Shares. If at any time while any of the Preferred Stock remains outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Stock and exercise of the Warrants at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Preferred Stock and Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its commercially reasonable best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

The Corporation shall use its commercially reasonable best efforts to authorize and reserve a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Holder notifies the Corporation or that the Corporation otherwise becomes aware that there are or likely will be insufficient authorized, reserved and unissued shares to allow full Conversion of the outstanding amount of the Preferred Stock and full exercise of the outstanding amount of Holder’s Warrants, based upon the Holder’s Reserved Share Allocation (as defined below). The Corporation shall send notice to the Holder of the authorization of additional shares of Common Stock, and the Authorization Date.

10

(iii) Allocations of Reserve Amount. The initial number of shares of Common Stock authorized and reserved for conversions of the Preferred Stock and exercise of the Warrants and each increase in the number of shares so reserved (collectively, the “Actual Reserved Amount”) shall be allocated pro rata among the holders (the “Reserved Share Allocation”) of the Preferred Stock based on the aggregate number of Shares into which all of the Holder’s outstanding Preferred Stock would be convertible and into which all of Holder’s outstanding Warrants would be exercisable at the time of the increase (collectively, the “Fully Diluted Holdings”). In the event a holder shall sell or otherwise transfer such Holder’s Preferred Stock, each transferee shall immediately be allocated a pro rata portion of such transferor’s Reserved Share Allocation. Any portion of the Reserved Share Allocation which remains allocated to any Person or entity which does not hold any Preferred Stock shall be allocated to the remaining holders of Preferred Stock, pro rata based on the Holder’s Fully Diluted Holdings at the time of such allocation.

(d) Method of Conversion.

(i) Mechanics of Conversion. Subject to Section 7(a) and the other provisions of the Certificate of Designation, the Preferred Stock may be converted into Common Stock by the Holder in whole or in part at any time and from time to time after the Original Issue Date, by (A) submitting to the Corporation a duly executed notice of Conversion in the form attached hereto as Exhibit A (“Notice of Conversion”) by facsimile dispatched prior to 5:00 p.m., New York City time (the “Conversion Notice Deadline”) on the date specified therein as the Conversion Date (as defined herein) (or by other means resulting in written notice to the Corporation on the date specified therein as the Conversion Date) to the office of the Corporation; which notice shall specify the aggregate Stated Value of the Preferred Stock to be converted (plus the dollar amount of any accrued but unpaid Dividends that the Holder elects to convert into Common Stock), the applicable Conversion Price, and the number of shares of Common Stock issuable upon such Conversion; and (B) surrendering the certificate (“Preferred Stock Certificate”) representing a share of Preferred Stock, duly endorsed at the principal office of the Corporation.

(ii) Conversion Date. The “Conversion Date” shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, written notice) to the Corporation or its transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004-1123; Tel: 212-509-4000; Fax: 212-616-7608 (“Transfer Agent”) before 5:00 p.m., New York City time, on the date so specified, otherwise the Conversion Date shall be the date that the Notice of Conversion is first received by the Corporation or its Transfer Agent. The Person or Persons entitled to receive the shares of Common Stock issuable upon Conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date. In the event Notice of Conversion is provided to the Corporation, the Holder shall simultaneously provide a copy to the Transfer Agent, by facsimile.

11

(iii) Delivery of Common Stock Upon Conversion. Upon submission of a Notice of Conversion, the Corporation shall, by no later than the third (3rd) Business Day after the Conversion Date (the “Conversion Shares Delivery Deadline”), issue and deliver (or cause its Transfer Agent so to issue and deliver) in accordance with the terms hereof and the Securities Purchase Agreement to or upon the order of the Holder that number of shares of Common Stock (“Conversion Shares”) for the Stated Value of the Preferred Stock converted as shall be determined in accordance herewith. Upon the Conversion of the Preferred Stock, the Corporation shall, at its own cost and expense, take all commercially reasonable action, including obtaining and delivering an opinion of counsel to assure that the Corporation's Transfer Agent shall issue stock certificates in the name of Holder (or its nominee) or such other Persons as designated by Holder and in such denominations to be specified at Conversion representing the number of shares of Common Stock issuable upon such Conversion. The Corporation warrants that no instructions other than these instructions have been or will be given to the Transfer Agent of the Common Stock.

(iv) Delivery Failure; Revocation of Conversion. In addition to any other remedies which may be available to the Holder, in the event that the Corporation fails for any reason to effect delivery of the Conversion Shares by the Conversion Shares Delivery Deadline (a “Delivery Failure”), the Holder, at its option, will be entitled to revoke all or part of the relevant Notice of Conversion (a “Conversion Revocation”) by delivery of a notice to such effect to the Corporation whereupon the Holder shall regain the rights of a Holder of the Preferred Stock with respect to such unconverted portions of the Preferred Stock and the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice.

(v) Obligation of Corporation to Deliver Common Stock. Upon receipt by the Corporation of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such Conversion, and, except as otherwise provided in this Certificate of Designation, unless the Corporation defaults on its obligations hereunder, all rights with respect to the portion of the Preferred Stock being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such Conversion. The provisions of this subsection are subject to the provisions of Section 7(d)(iv) hereof.

(vi) Omitted.

(vii) Omitted.

12

(viii) No Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(ix) Lost or Stolen Preferred Stock Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a Preferred Stock Certificate, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate, if mutilated, the Corporation shall execute and deliver a new Preferred Stock Certificate of like tenor and date.

(e) Legends. The Holder understands that the Preferred Stock Certificates and, until such time as Conversion Shares and any other Issued Common Shares (as defined in the Securities Purchase Agreement) have been registered under the 1933 Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Shares and any other Issued Common Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO COUNSEL TO THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

(i) Removal of Legends. The Corporation will issue and deliver the Conversion Shares without restrictive legends (including the legend set forth above in this Section 7(e)), and will remove any restrictive legends on any Conversion Shares that contain restrictive legends (including the legend set forth above in this Section 7(e)), in each case when and as required under Section 6(a) of the Securities Purchase Agreement. The Holder agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

13

(f) DTC Delivery. In lieu of delivering physical certificates representing the unlegended shares of Common Stock (the “Unlegended Shares”), provided the Holder’s Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder, so long as the certificates therefor do not bear a legend, are not required to bear a legend and the Holder is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall cause its Transfer Agent to electronically transmit the Unlegended Shares to the Holder by crediting the account of the Holder's prime broker with DTC identified in the written request through its Deposit Withdrawal Agent Commission (“DWAC”) system.

(g) Status as Shareholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares of Preferred Stock covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder's allocated portion of the Required Reserve Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder's rights as a Holder of such converted portion of the Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and other remedies provided herein because of a failure by the Corporation to comply with the terms of the Certificate of Designation, provided in Section 7(d)(iv) hereof. Notwithstanding the foregoing, if a Holder initiates a Conversion Revocation pursuant to Section 7(d)(iv) hereof, the Holder shall regain the rights of a Holder of Preferred Stock with respect to such unconverted portion of the Preferred Stock as specified in Section 7(d)(iv) and the Corporation shall, as soon as practicable, return such unconverted portion of the Preferred Stock to the Holder or, if the Preferred Stock Certificate has not been surrendered, adjust its records to reflect that such portion of the Preferred Stock has not been converted.

(h) Pro Rata Conversion. In the event that the Corporation receives a Conversion Notice from more than one holder of Preferred Stock for the same Conversion Date and the Corporation can convert some, but not all, of such portions of the Preferred Stock submitted for conversion, the Corporation shall convert from each holder of Preferred Stock electing to have Preferred Stock converted on such date a pro rata amount of such holder's portion of its Preferred Stock submitted for conversion based on the aggregate Stated Value of the Preferred Stock submitted for conversion on such date by such holder relative to the aggregate Stated Value of all Preferred Stock submitted for conversion on such date.

Section 8. Omitted.

Section 9. Effect of Certain Events.

14

(a) Participation. The Holder, as the holder of the Preferred Stock, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had completely converted the Preferred Stock into Common Stock (without regard to any limitations on Conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

Section 10. Certain Adjustments. The Conversion Price shall be subject to adjustment from time to time as provided in this Section.

(a) Adjustments to Conversion Price Due to Subsequent Equity Sales. If, at any time while any Preferred Stock is outstanding, the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock (including Common Stock issued in consideration for settlement or retirement of existing debt) or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), regardless of whether or not any such issuance or repricing of securities is conditional upon circumstances or events that may occur in the future, then the Conversion Price shall be reduced (but not increased) to equal the lesser of (i) the Base Conversion Price, or (ii) the Conversion Price in effect immediately prior to such Dilutive Issuance. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued in a Dilutive Issuance. Notwithstanding anything to the contrary herein, no adjustment will be made under this Section 10(a) in respect of an Exempt Issuance or in respect of Adjustment Exceptions (as defined below). The adjustments required by this Section 10(a) are referred to in the singular, as a “Subsequent Issuance Adjustment,” and collectively, as the “Subsequent Issuance Adjustments”). No adjustment shall be made under this Section 10(a) if such adjustment would result in an increase of the Conversion Price then in effect.

As used herein, “Adjustment Exceptions” shall mean all shares of Common Stock or Common Stock Equivalents issued (A) pursuant to any Approved Stock Plan, (B) upon the exercise, exchange of, conversion or redemption of, or payment of interest or liquidated or similar damages on, any Securities issued hereunder or in the Offering or to a Placement Agent in connection with the Offering, (C) upon the exercise, exchange, conversion, or redemption of Common Stock Equivalents issued and outstanding on the Original Issue Date, provided that the terms of such Common Stock Equivalents are not amended after the Original Issue Date, (D) in connection with any acquisition by the Company or any Subsidiary, whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital, (E) in connection with an adjustment made pursuant to Section 10(b) or (f), and (F) that are “Exempted Securities” as defined in Part I, Section 7.6.1 of the Series C Certificate of Designation.

15

Notwithstanding anything to the contrary herein, in no event shall a Subsequent Issuance Adjustment be made for any Dilutive Issuance to reduce the Conversion Price to a price lower than $1.2043 per share (with such price subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Corporation relating to the Corporation's securities, combinations, recapitalization, reclassifications, extraordinary distributions and similar events) (the “Series C Conversion Price”) .

(b) Omitted.

(c) Omitted.

(d) Omitted.

(e) Omitted.

(f) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(g) Omitted.

(h) Notice to Allow Conversion by Holder. If (i) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Preferred Stock Register, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Preferred Stock during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

16

Section 11. Corporation’s Right to Redeem.

(a) Corporation’s Right to Redeem at its Election. Anytime after the Effective Date, if (i) the Equity Payment Conditions have all been met for each of the prior three (3) Trading Days, except the average daily trading volume requirement in clause (ix) of such defined term, and (ii) the Market Price of the Common Stock for each of the prior three (3) Trading Days exceeds 250% of the Initial Conversion Price for the Preferred Stock, then the Corporation may provide to the Holders a twenty (20) Trading Day advance notice (an “Advance Corporation Redemption Notice”) stating that the Corporation has elected to Redeem all or any portion (the “Target Redemption Amount”) of the outstanding Preferred Stock on the date that is twenty (20) Trading Days after the date of such notice (the “Target Redemption Date”), and certifying that the Corporation has set aside available cash in the amount of the aggregate projected Corporation Redemption Amount (as defined below) for use in effecting the redemption. If the Equity Payment Conditions are met during each Trading Day of the seventeen (17) consecutive Trading Day period immediately preceding the Target Redemption Date (the “Threshold Period”) and the Market Price for the Common Stock exceeds 250% of the Initial Conversion Price of the Preferred Stock during each Trading Day of such Threshold Period (the “Trading Price Requirement”), then the Corporation shall, within five (5) Trading Days after such Threshold Period, deliver the Corporation Redemption Amount (as defined below) to each Holder (a “Corporation Redemption”). If any one or more of the Equity Payment Conditions are not met or the Trading Price Requirements are not met, in each case on any Trading Day during the Threshold Period, then the Corporation shall not be entitled to redeem the portion of the Preferred Stock described in the Advance Corporation Redemption Notice. Any Corporation Redemption shall be applied ratably to all of the Holders in proportion to each Holder’s initial purchase of its Preferred Stock under the Securities Purchase Agreement, provided that any voluntary Conversions by a Holder during the Threshold Period shall be applied against such Holder’s pro-rata allocation thereby decreasing the aggregate amount forcibly converted hereunder. The Holder, at its option, may continue to convert all or any portion of its Preferred Stock (including but not limited to the portion that is the subject of the Corporation Redemption) in accordance with the terms hereof after the receipt of an Advance Corporation Redemption Notice until the Holder receives payment of the Corporation Redemption Amount, and the amount of the Preferred Stock to be redeemed shall not exceed the amount which remains outstanding as of the date of Payment of the Corporation Redemption Amount. Unless otherwise indicated by the Holder in the applicable Notice of Conversion, any shares of Preferred Stock converted during the period from the date of the Advance Corporation Redemption Notice until the date the Corporation Redemption Amount (as defined below) is paid in full shall be considered to be a conversion (instead of a Redemption) of the shares of Preferred Stock that would have been subject to such Corporation Redemption, and any amounts of the Preferred Stock converted from time to time during such period shall converted in full into Common Stock at the Conversion Price then in effect, and the dollar amount so converted into Common Stock shall be deducted from the Target Redemption Amount (as defined above) that is subject to such redemption. Once the Corporation delivers an Advance Corporation Redemption Notice, the Corporation may not deliver another such notice for at least thirty (30) Trading Days. The “Corporation Redemption Amount” shall equal 110% of the aggregate Stated Value of the outstanding Preferred Stock being redeemed, plus all accrued and unpaid Dividends.

17

The Holder shall surrender the Preferred Stock Certificates duly endorsed representing the shares to be redeemed at the office of the Corporation on the Target Redemption Date. Upon surrender and payment of the Corporation Redemption Amount, from and after the Target Redemption Date, dividends on the shares of Series B Preferred Stock to be redeemed shall cease to accrue, and said shares shall no longer be deemed outstanding, and all rights of the holders thereof as holders of Series B Preferred Stock (except for the right to receive from the Corporation the Corporation Redemption Amount for such shares) shall cease. If the Corporation Redemption Amount is paid, then, notwithstanding that any certificate for shares of Series B Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Target Redemption Date, the shares called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease, except only the right of the holders thereof to receive, upon surrender of the certificate representing such shares, the aggregate Corporation Redemption Amount therefor, if not already received.

(b) omitted.

Section 12. Omitted.

Section 13. Omitted.

18

Section 14. Omitted.

Section 15. Omitted.

Section 16. Omitted.

Section 17. Omitted.

Section 18. Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the number of Conversion Shares issuable upon any conversion of the Preferred Stock, the Corporation shall promptly issue to the Holder the number of Conversion Shares that are not disputed and resolve such dispute in accordance with this section. In the case of a dispute as to the determination of the Volume Weighted Average Price or the arithmetic calculation of the Conversion Price, Conversion Price Adjustment, Dividends or dividend calculation, or any redemption price, redemption amount or similar calculation, or the determination of whether or not a Dilutive Issuance has occurred, the Corporation shall submit the disputed determinations or arithmetic calculations via facsimile within five (5) Business Days of receipt, or deemed receipt, of the Conversion Notice, any redemption notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Corporation are unable to agree upon such determination or calculation within (5) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Corporation shall, within five (5) Business Days submit via facsimile (a) the disputed determination of the Volume Weighted Average Price to an independent, reputable investment bank selected by the Corporation and approved by the Holder, which approval shall not be unreasonably withheld, (b) the disputed arithmetic calculation of the Conversion Price, Conversion Price Adjustment or any redemption price or redemption amount to the Corporation’s independent, outside accountant or (c) the disputed facts regarding the occurrence of a Dilutive Issuance (or any other occurrence not specifically assigned to the investment bank or outside accountant pursuant to subsections (a) or (b) immediately above) to an expert attorney from a nationally recognized outside law firm (having at least 100 attorneys and having with no prior relationship with the Corporation) selected by the Corporation and approved by the Lead Investor as defined in the Securities Purchase Agreement). The Corporation shall request that the investment bank, the accountant, the law firm, or other expert, as the case may be, to perform the determinations or calculations and notify the Corporation and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s or law firm’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error (collectively, the “Dispute Resolution Procedures”). The expense of the submission of such dispute shall be split equally by the Corporation and the Holder.

Section 19. Protective Provision. So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the Required Holders:

19

(a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, or

(b) omitted

(c) omitted

(d) increase the authorized number of shares of Preferred Stock, or

(e) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended), or

(f) decrease the Dividend Rate as provided in Section 4(a), or

(g) omitted

(h) enter into any agreement with respect to the foregoing.

The voting rights in this Section 19 shall not apply in connection with the consolidation or merger of the Corporation with or into another entity, or the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation, of all or substantially all of its assets to another Person or group of Persons.

Section 20. Miscellaneous.

(a) Waiver.

(i) No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(ii) Any provision of this Certificate of Designation may be waived by the affirmative vote or written consent of the Required Holders, which vote or written consent shall bind all Holders of the Series B Preferred Stock, and all future Holders of Series B Preferred Stock for which such rights have been waived.

(iii) Any waiver by vote or written consent of the holders of Series C-1 Preferred Stock and Series C-2 Preferred Stock (if any), pursuant to the Certificate of Designation of Rights and Preferences thereof, of an adjustment to the Series C Conversion Price of such shares in connection with any Dilutive Issuance or other issuance or deemed issuance of Additional Shares of Common Stock without consideration or for a consideration per share less than the Series C Conversion Price shall also, automatically and without any further action of the Corporation, any holder of Series B Preferred Stock or any other person, constitute a waiver by the holders of Series B Preferred Stock of an adjustment to the Conversion Price under Sections 9(a), 9(b), 10(a) and 10(b) hereof, and such vote or written consent shall bind all existing holders of the Series B Preferred Stock, and all future holders of Series B Preferred Stock.

20

(b) Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail or by overnight delivery and shall be deemed to have been given upon receipt if personally served, or upon confirmation of receipt, when sent by facsimile, or five (5) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail, or one (1) day after deposit with a nationally recognized overnight delivery service, if delivery by overnight delivery. For the purposes hereof, the address of the Holder shall be as shown on the records of the Corporation; and the address of the Corporation shall be VirtualScopics, Inc., 500 Linden Oaks, Rochester, NY 14625 Phone: 585-249-6231; Fax: 585-218-7350. Both the Holder and the Corporation may change the address for service by service of written notice to the other as herein provided. The Corporation shall provide the Holder with prompt written notice of all actions taken pursuant to this Certificate of Designation, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Corporation will give written notice to the Holder (i) at least ten (10) days after any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(c) Payments.  Whenever any payment of cash is to be made by the Corporation to any Person pursuant to this Certificate of Designation or pursuant to the Transaction Documents, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Corporation and sent via overnight courier service to such Person at such address as previously provided to the Corporation in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Corporation with prior written notice setting out such request and the Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Certificate of Designation is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Dividends Payment Date which is not the date on which the Preferred Stock is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Dividends due on such date.

21

(e) Equitable Relief. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(f) Rule 144 Hold Period. For purposes of Rule 144, it is intended, understood and acknowledged that the Common Stock issuable upon Conversion of the Preferred Stock shall be deemed to have been acquired at the time the Preferred Stock was issued. Moreover, it is intended, understood and acknowledged that the holding period for the Common Stock issuable upon Conversion of the Preferred Stock shall be deemed to have commenced on the date the Preferred Stock was issued.

(g) Purchase Agreement. By its acceptance of the Preferred Stock, the Holder agrees to be bound by the applicable terms of the Securities Purchase Agreement.

(h) Notice of Corporate Events. Except as otherwise provided in this Certificate of Designation, the Holder of the Preferred Stock shall have no rights as a Holder of Common Stock unless and only to the extent that it converts the Preferred Stock into Common Stock. The Corporation shall provide the Holder with prior notification of any meeting of the Corporation's shareholders (and copies of proxy materials and other information sent to shareholders). In the event the Corporation takes a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to the Holder, at least ten (10) days prior to the record date specified therein or the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Corporation shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 20(h).

22

(i) Remedies. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, Preferred Stock and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation or the Transaction Documents. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Corporation acknowledges that the remedy at law for a breach of its obligations under this Certificate of Designation will be inadequate and agrees, in the event of a breach or threatened breach by the Corporation of the provisions of this Certificate of Designation or the other Transaction Documents, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, to an injunction or injunctions restraining, preventing or curing any breach of the Certificate of Designation and the other Transaction Documents and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

(j) Construction; Headings.  This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Certificate of Designation are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designation.

That a resolution was duly adopted by the Board of Directors of the Corporation, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth the above-mentioned amendment and restatement to the Certificate of Designation and declaring said amendment and restatement to be advisable, followed by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon, including the votes of the holders preferred stock entitled to vote thereon on an as-converted basis, at a meeting of stockholders duly called and held on June 12, 2012, and the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Series B Convertible Preferred Stock, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

23

IN WITNESS WHEREOF, Corporation has caused the Certificate of Designation to be executed in its name by its Chief Financial Officer, Molly Henderson, this 14th day of June, 2012.

CORPORATION:

VIRTUALSCOPICS, INC.

By:	/s/ Molly Henderson
Print Name:	Molly Henderson
Title:	Chief Business and Financial Officer

24

EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Series B Convertible Preferred Stock of VIRTUALSCOPICS, INC.)

The undersigned hereby irrevocably elects to convert ___________ shares of Series B Preferred Stock, having an aggregate Stated Value of $__________ into shares of Common Stock, par value $0.001 per share (“Common Stock”), of VIRTUALSCOPICS, INC. (the “Corporation”),

all according to the conditions of the Certificate of Designation of Series B Preferred Stock of the Corporation dated as of September 12, 2007, as amended (the “ Certificate of Designation “), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any Conversion, except for transfer taxes, if any. By submitting this Notice of Conversion, the Holder certifies that the issuance of the number of shares of Common Stock requested hereby will not result in a violation of the Beneficial Ownership Limitation.

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:______________________________

Account Number:________________________________________

In lieu of receiving shares of Common Stock issuable pursuant to this Notice of Conversion by way of a DWAC Transfer, the undersigned hereby requests that the Corporation issue a certificate or certificates for the number of shares of Common Stock set forth above (which numbers are based on the Holder's calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name: _________________________________________________

Address: _______________________________________________

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon Conversion of the Series B Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the “ACT”), or pursuant to an exemption from registration under the Act.

(i) Date of Conversion:_______________________________

Applicable Conversion Price:________________________

Number of Shares of Common ______________________

Stock to be Issued Pursuant to (i): ____________________

Conversion of the Preferred Stock:_______________________

The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than the third (3rd) Business Day following receipt of the Notice of Conversion and, the Preferred Stock Certificate representing the Preferred Stock to be converted, or evidence of loss, theft or destruction thereof).